EXHIBIT 99.1

Dolby Laboratories Reports Fourth Quarter and Fiscal 2018 Financial Results

SAN FRANCISCO, Oct. 24, 2018 (GLOBE NEWSWIRE) -- Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for the fourth quarter (Q4) and fiscal year that ended September 28, 2018. For the fourth quarter, Dolby reported total revenue of $265.3 million, compared to $242.0 million for the fourth quarter of fiscal 2017. For fiscal 2018, Dolby reported total revenue of $1.17 billion, compared to $1.08 billion for fiscal 2017.

“2018 was a strong year for Dolby, especially the momentum we built for the combined Dolby Vision and Dolby Atmos experience,” said Kevin Yeaman, President and CEO, Dolby Laboratories. “We started the year with OLED TVs from LG that had both Dolby Vision and Dolby Atmos, and then we added devices and content throughout the year from many key partners including Apple, Amazon, Microsoft, Netflix, and Tencent, just to name a few.”

In 2018, Dolby recorded a discrete tax expense of $121.4 million related to the enactment of the U.S. Tax Cuts and Jobs Act (Tax Reform). Dolby's 2018 provision for income taxes on a GAAP basis of $190.1 million includes this charge which is comprised of the deemed repatriation tax on unremitted earnings of foreign subsidiaries and the re-measurement of deferred tax assets and liabilities.  In the fourth quarter of fiscal 2018 Dolby recorded a $33.2 million true-up to the tax expense originally recorded in Q1, resulting in a tax benefit for the quarter of $8.3 million.

Fourth quarter GAAP net income was $50.1 million, or $0.47 per diluted share, compared to net income of $21.8 million, or $0.21 per diluted share, for the fourth quarter of fiscal 2017. On a non-GAAP basis, fourth quarter net income was $46.8 million, or $0.44 per diluted share, compared to $46.6 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2017. Dolby's non-GAAP measures are described and reconciled to the corresponding GAAP measures at the end of this release.

Fiscal 2018 GAAP net income was $122.2 million, or $1.14 per diluted share, compared to $201.8 million, or $1.95 per diluted share for fiscal 2017. On a non-GAAP basis, fiscal 2018 net income was $313.2 million, or $2.93 per diluted share, compared to $269.7 million, or $2.61 per diluted share, for fiscal 2017.

Dividend

Today, Dolby announced a cash dividend of $0.19 per share of Class A and Class B common stock, payable on November 14, 2018, to stockholders of record as of the close of business on November 5, 2018.

Financial Outlook and Additional Information

In light of the company's transition to ASC 606 beginning Q1 2019, Dolby will provide FY19 guidance during the call as well as additional information related to the new accounting standard.  Additionally, following the conference call, Dolby will post supplemental information describing Dolby's transition to accounting standard ASC 606 and the fiscal 2019 outlook on Dolby's investor relations website, http://investor.dolby.com/.

Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss Q4 and fiscal 2018 financial results for Dolby Laboratories at 2:00 p.m. PT (5:00 p.m. ET) on Wednesday, October 24, 2018. Access to the teleconference will be available over the Internet from http://investor.dolby.com/events.cfm or by dialing 1-866-548-4713. International callers can access the conference call at 1-323-794-2093.

A replay of the call will be available from 5:00 p.m. PT on Wednesday, October 24, 2018, until 9:00 p.m. PT on Wednesday, October 31, 2018, by dialing 1-844-512-2921 (international callers can access the replay by dialing 1-412-317-6671) and entering the confirmation code 8636587. An archived version of the teleconference will also be available on the Dolby Laboratories website, http://investor.dolby.com/events.cfm.

Non-GAAP Financial Information

To supplement Dolby's financial statements presented on a GAAP basis, Dolby provides certain non-GAAP financial measures to provide investors with an additional tool to evaluate Dolby's operating results in a manner that focuses on what Dolby's management believes to be its ongoing business operations. Specifically, we exclude the following as adjustments from one or more of our non-GAAP financial measures:

Stock-based compensation expense:  Stock-based compensation, unlike cash-based compensation, utilizes subjective and complex assumptions in the methodologies used to value the various stock-based award types that we grant. These assumptions may differ from those used by other companies. To facilitate more meaningful comparisons between our underlying operating results and those of other companies, we exclude stock-based compensation expense.

Amortization of acquisition-related intangibles:  We amortize intangible assets acquired in connection with acquisitions. These intangible assets consist of patents and technology, customer relationships, and other intangibles. We record amortization charges relating to these intangible assets in our GAAP financial statements, and we view these charges as items arising from pre-acquisition activities that are determined by the timing and valuation of our acquisitions. As these amortization charges do not directly correlate to our operations during any particular period, and often remain unchanged between reporting periods, we exclude these charges to facilitate an evaluation of our current operating results and comparisons to our past operating performance.

Restructuring charges:  Restructuring charges are costs associated with a formal restructuring plan and primarily relate to employee severance benefits and asset impairments. We exclude restructuring costs, including any adjustments to charges recorded in prior periods, as we believe that these costs are not representative of our normal operating activities and therefore, excluding these amounts enables a more effective comparison to our past operating performance.

Income tax adjustments:  We believe that excluding the income tax effect of the aforementioned non-GAAP adjustments provides a more accurate view of our underlying operating results to management and investors.

Impact from U.S Tax Cuts and Jobs Act (Tax Reform):  The enactment of Tax Reform requires estimates based on Dolby's current understanding of the new tax laws. These charges are the result of a discrete and infrequent event that are not representative of current operating results and therefore, excluding these amounts enables a more effective comparison to our past operating performance.

Using the aforementioned adjustments, Dolby provides various non-GAAP financial measures including, but not limited to: non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, and non-GAAP effective tax rate. Dolby's management believes it is useful for itself and investors to review both GAAP and non-GAAP measures to assess the performance of Dolby's business. Dolby's management does not itself, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever Dolby uses non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed above. Investors are also encouraged to review Dolby's GAAP financial statements as reported in its US Securities and Exchange Commission (SEC) filings. A reconciliation between GAAP and non-GAAP financial measures is provided at the end of this press release and on the Dolby Laboratories investor relations website, http://investor.dolby.com/.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is based in San Francisco with offices in over 20 countries around the globe. Dolby transforms the science of sight and sound into spectacular experiences. Through innovative research and engineering, we create breakthrough experiences for billions of people worldwide through a collaborative ecosystem spanning artists, businesses, and consumers. The experiences people have - in Dolby Vision, Dolby Atmos, Dolby Cinema, Dolby Voice, and Dolby Audio - revolutionize entertainment and communications at the cinema, on the go, in the home, and at work.

Dolby, Dolby Atmos, Dolby Audio, Dolby Cinema, Dolby Vision, Dolby Voice, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the Unites States and/or other countries. Other trademarks remain the property of their respective owners. DLB-F

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts; unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Revenue:
Licensing	$240,122	$213,370	$1,057,606	$965,792
Products	20,689	23,797	94,552	95,290
Services	4,514	4,881	19,766	20,372
Total revenue	265,325	242,048	1,171,924	1,081,454

Cost of revenue:
Cost of licensing	11,512	9,588	43,492	39,216
Cost of products	15,441	14,638	65,292	61,256
Cost of services	5,007	5,012	19,476	17,835
Total cost of revenue	31,960	29,238	128,260	118,307

Gross margin	233,365	212,810	1,043,664	963,147

Operating expenses:
Research and development	60,500	57,822	236,794	233,312
Sales and marketing	85,800	76,386	309,802	296,661
General and administrative	50,403	42,396	197,516	171,686
Restructuring charges/(credits)	—	12,856	(446)	12,856
Total operating expenses	196,703	189,460	743,666	714,515

Operating income	36,662	23,350	299,998	248,632

Other income/expense:
Interest income	5,809	3,066	18,970	9,577
Interest expense	(47)	(33)	(198)	(127)
Other income/(expense), net	(464)	108	(5,903)	(1,438)
Total other income	5,298	3,141	12,869	8,012

Income before income taxes	41,960	26,491	312,867	256,644
Provision for income taxes	8,270	(4,551)	(190,062)	(54,217)
Net income including controlling interest	50,230	21,940	122,805	202,427
Less: net (income) attributable to controlling interest	(138)	(145)	(559)	(625)
Net income attributable to Dolby Laboratories, Inc.	$50,092	$21,795	$122,246	$201,802

Net income per share:
Basic	$0.48	$0.21	$1.18	$1.98
Diluted	$0.47	$0.21	$1.14	$1.95
Weighted-average shares outstanding:
Basic	103,349	101,959	103,377	101,784
Diluted	106,794	103,530	106,978	103,286

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	September 28, 2018	September 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$918,063	$627,017
Restricted cash	7,187	7,351
Short-term investments	178,138	247,757
Accounts receivable, net	137,151	73,750
Inventories	26,206	25,051
Prepaid expenses and other current assets	35,209	30,508
Total current assets	1,301,954	1,011,434
Long-term investments	187,782	314,364
Property, plant and equipment, net	514,182	485,275
Goodwill and Intangible assets, net	512,001	500,735
Deferred taxes	101,070	190,915
Other non-current assets	42,280	30,831
Total assets	$2,659,269	$2,533,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,922	$14,373
Accrued liabilities	223,594	207,034
Income taxes payable	2,680	1,216
Deferred revenue	23,931	23,150
Total current liabilities	272,127	245,773
Long-term deferred revenue	40,064	36,425
Other non-current liabilities	150,960	107,514
Total liabilities	463,151	389,712

Stockholders’ equity:
Class A common stock	61	58
Class B common stock	41	43
Additional paid-in capital	66,127	61,331
Retained earnings	2,139,154	2,083,063
Accumulated other comprehensive (loss)	(15,832)	(7,753)
Total stockholders’ equity – Dolby Laboratories, Inc.	2,189,551	2,136,742
Controlling interest	6,567	7,100
Total stockholders’ equity	2,196,118	2,143,842
Total liabilities and stockholders’ equity	$2,659,269	$2,533,554

DOLBY LABORATORIES, INC.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands; unaudited)

	Fiscal Year-To-Date Ended
	September 28, 2018	September 29, 2017
Operating activities:
Net income including controlling interest	$122,805	$202,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	81,283	84,308
Stock-based compensation	71,249	65,343
Amortization of premium on investments	2,473	2,758
Provision for doubtful accounts	2,507	924
Deferred income taxes	89,934	(29,368)
Other non-cash items affecting net income	7,570	2,886
Changes in operating assets and liabilities:
Accounts receivable	(65,723)	1,041
Inventories	(6,602)	(11,922)
Prepaid expenses and other assets	(14,895)	(12,411)
Accounts payable and other liabilities	15,690	44,453
Income taxes, net	39,738	26,950
Deferred revenue	4,362	23
Other non-current liabilities	1,811	381
Net cash provided by operating activities	352,202	377,793

Investing activities:
Purchases of investment securities	(174,195)	(289,530)
Proceeds from sales of investment securities	123,058	84,047
Proceeds from maturities of investment securities	237,432	152,324
Purchases of PP&E	(72,814)	(99,617)
Payments for business acquisitions, net of cash acquired	(22,852)	—
Purchase of intangible assets	(12,543)	(5,250)
Change in restricted cash	164	(3,706)
Net cash provided by (used in) investing activities	78,250	(161,732)

Financing activities:
Proceeds from issuance of common stock	106,162	69,998
Repurchase of common stock	(150,470)	(100,000)
Payment of cash dividend	(66,155)	(57,059)
Distribution to controlling interest	(1,022)	(2,094)
Shares repurchased for tax withholdings on vesting of restricted stock	(22,144)	(17,676)
Net cash used in financing activities	(133,629)	(106,831)

Effect of foreign exchange rate changes on cash and cash equivalents	(5,777)	1,675
Net increase in cash and cash equivalents	291,046	110,905
Cash and cash equivalents at beginning of period	627,017	516,112
Cash and cash equivalents at end of period	$918,063	$627,017

GAAP to Non-GAAP Reconciliations
(in millions, except per share data); unaudited

The following tables present Dolby's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the fourth quarter of fiscal 2018 and 2017 and fiscal 2018 and fiscal 2017:

Net income:	Fiscal Quarter Ended		Fiscal Year Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
GAAP net income	$50.1	$21.8	$122.2	$201.8
Stock-based compensation	17.8	16.4	71.2	65.3
RSU dividend equivalent	—	—	—	0.2
Amortization of acquisition-related intangibles	1.9	2.2	7.7	12.4
Restructuring charges/(credits), net	—	12.9	(0.4)	12.9
Impact of Tax Reform	(33.2)	—	121.4	—
Income tax adjustments	10.2	(6.7)	(8.9)	(22.9)
Non-GAAP net income	$46.8	$46.6	$313.2	$269.7

Diluted earnings per share:	Fiscal Quarter Ended		Fiscal Year Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
GAAP diluted earnings per share	$0.47	$0.21	$1.14	$1.95
Stock-based compensation	0.17	0.16	0.67	0.63
Amortization of acquisition-related intangibles	0.02	0.02	0.07	0.12
Restructuring charges/(credits), net	—	0.12	—	0.13
Impact of tax reform	(0.31)	—	1.13	—
Income tax adjustments	0.09	(0.06)	(0.08)	(0.22)
Non-GAAP diluted earnings per share	$0.44	$0.45	$2.93	$2.61

Shares used in computing diluted earnings per share	107	104	107	103

Investor Contact:
Elena Carr
Dolby Laboratories
415-645-5583
investor@dolby.com

Media Contact:
Tony Carter
Dolby Laboratories
404-316-0201
tony.carter@dolby.com